CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 22, 2024, relating to the financial statements and financial highlights of Dividend Performers ETF and Preferred-Plus ETF, each a series of Listed Funds Trust, which are included in the Form N-CSR for the year ended September 30, 2024, and to the references to our firm under the headings “Other Service Provders” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
January 27, 2025